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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 28, 1995




                  ALLIANCE CAPITAL MANAGEMENT L.P.
             (Exact name of registrant as specified in its charter)


                  Delaware                         13-3434400
      (State or other jurisdiction of          (I.R.S. Employer
       incorporation or organization)           Identification Number)


1345 Avenue of the Americas, New York, New York                10105
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(Address of principal executive offices)                      (Zip Code)


                                  212-969-1000
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               (Registrant's telephone number including area code)


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Item 1.   CHANGES IN CONTROL OF REGISTRANT

          Not applicable.

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

          Not applicable.

Item 3.   BANKRUPTCY OR RECEIVERSHIP

          Not applicable.

Item 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          Not applicable.

Item 5.   OTHER EVENTS

               Alliance Capital Management L.P. ("Partnership") has entered into an agreement to acquire the business of Cursitor-Eaton Asset Manage-ment Company and Cursitor Holdings Limited (collectively, "Cursitor"), for an aggregate value of $141.5 million consisting of 1,764,115 Units and cash, part of which cash will be payable over the next four years, and substantial additional consideration which will be determined at a later date.

               Cursitor, an international investment management firm with offices in London, Paris and Boston, manages approximately $10 billion in assets for both U.S. and non-U.S. institutions, mainly pension plans. Cursitor's investment style is global asset allocation: investing client funds in stocks or bonds of the world's principal capital markets. The acquisition of Cursitor will result in the formation of a new subsidiary of the Partnership which will be called Cursitor Alliance LLC. It will combine Cursitor's global asset allocation services with the Partnership's international and global equity management, which is characterized by a stock selection philos-ophy, and with the Partnership's Dimensional Asset Management subsid-iary, a manager of global small-capitalization index funds. Senior management of Cursitor will retain a minority interest in Cursitor Alliance.

               The transaction is subject to the receipt of consents, regulatory approvals and certain other closing conditions, including client approval of the transfer of Cursitor accounts.


Item 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

          Not applicable.

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                                      - 2 -


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements of Businesses Acquired

               Not applicable.

          (b)  Pro Forma Financial Information

               Not applicable.

          (c)  Exhibits

               Not applicable.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ALLIANCE CAPITAL MANAGEMENT L.P.

Dated:  January 15, 1996      By:  Alliance Capital Management Corporation,
                                   General Partner



                              By:  /s/ John D. Carifa
                                   --------------------------
                                   John D. Carifa
                                   President and Chief Operating Officer

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